UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 11, 2011

COMMUNICATIONS SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	001-31588	41-0957999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10900 Red Circle Drive, Minnetonka, MN		55343
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (952) 996-1674

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2011, Communications Systems, Inc. (the “Company”) entered into new change of control Agreements (“CIC Agreements”) with its executive officers and other key employees. These CIC Agreements provide that the officers and key employees are entitled to severance compensation in the event that within 24 months following a change of control of the Company, there is either (i) an involuntary termination of employment other than for cause, death, disability or retirement or (ii) a voluntary termination of employment for Good Reason.

Under the CIC Agreements, “Good Reason” includes a material diminution in the person’s base salary, duties or authority, or those of his immediate superior, or a material diminution in the budget over which the person has authority or a change in geographic location of the person’s job.

A “change of control” is defined in the agreement and covers a number of events, including :

(a)  A “person” or “group” acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(b) any person or group acquires (or has acquired during the twelve- month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(c) a majority of the members of the Board is replaced during any twelve- month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date that such appointments or elections are made; or

(d) any person or group acquires (or has acquired) during the twelve-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to the acquisition or acquisitions.

A “person” or “group” does not include the Communications Systems, Inc. Employee Stock Ownership Plan and Trust.

Under these CIC Agreements, the officers and key employees agree to keep confidential certain information acquired during the terms of their employment. Additionally these persons have agreed, that for a period of one year following termination of their employment, they will not directly or indirectly engage in any business in which the Company directly or indirectly engages during the term of the CIC Agreement. In the event a person is eligible for and receives a payment under a CIC Agreement, for the twelve months after termination of employment, the person may not directly or indirectly, solicit, induce or attempt to solicit or induce any of the Company’s employees or independent contractors for the purpose of hiring them to work for the person or another individual, entity or employer, or for the purpose of inducing them to leave their employment with the Company, except with the Company’s written consent.

The benefit payable under each CIC Agreement are equal to a multiple of the person’s annual compensation as defined in his or her Agreement at the date of the Change of Control. For Mr. William G. Schultz, Chief Executive Officer and President, and Mr. David T. McGraw, Chief Financial Officer, the multiple is two times the annual compensation or $285,000 and $248,000, respectively, as of August 11, 2011.

For all other officers and key employees the benefit is one times that person’s annual compensation.  The benefit would be payable to the person in a lump sum 75 days following the termination date provided that the person has executed a release of all claims against the Company, its officers and directors prior to the payment date. In addition, each person will be eligible for (a) medical and dental insurance and (b) life insurance for a period of twelve months following the termination date in substantially the form and expense as received by the person on the termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

By	/s/ David T. McGraw
David T. McGraw
Its: Chief Financial Officer

Dated: August 23, 2010